                                                                 EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE
Quaker State Corporation and Subsidiaries

                                                                             Quarter Ended            Nine Months Ended
                                                                           9/30/96   9/30/95        9/30/96       9/30/95
------------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data, unaudited)
1.   Net income                                                            $  6,754   $ 15,328       $ 19,633      $ 17,699
==============================================================================================================================
2.   Average number of shares of capital
     stock outstanding                                                       35,842     32,712         33,848        31,892

3.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     average market prices                                                      225        166            154           126

4.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     higher of average or period-end market prices                              353        166            346           145

5.   Average number of capital and capital equivalent
     shares outstanding (2 + 3)                                              36,067     32,878         34,002        32,018

6.   Average number of capital shares outstanding,
     assuming full dilution (2 + 4)                                          36,195     32,878         34,194        32,037

7.   Net income per capital and capital equivalent share
     (1 divided by 5)                                                     $    0.19  $    0.47      $    0.58     $    0.55
==============================================================================================================================

8.   Net income per capital share assuming full dilution
     (1 divided by 6)                                                     $    0.19  $    0.47      $    0.57     $    0.55
==============================================================================================================================